Exhibit 99.1

Press Release	Source: Beijing Med-Pharm Corporation
Beijing Med-Pharm Receives Business License for Alliance BMP Limited
Wednesday January 2, 9:00 am ET
Joint Venture with Alliance Boots plc Expected to Close by End of January 2008
Alliance BMP Limited Gains Potential Reach to 12,000 Hospitals, Pharmacies and Wholesalers in China
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—Beijing Med-Pharm Corporation (NASDAQ: BJGP — News) today announced that Alliance BMP Limited, a UK-based investment vehicle 80 percent-owned by Alliance Boots plc, and 20 percent-owned by Beijing Med-Pharm, received its business license from the Guangzhou Municipal City Government’s Bureau of Industry and Commerce on December 28, 2007. Effective immediately, Alliance BMP Limited will account for financial results from its 50 percent stake in Guangzhou Pharmaceuticals Corporation (“GP Corp.”), the third largest pharmaceutical wholesaler in China. The accretive transaction is expected to close by the end of January 2008, at which point Beijing Med-Pharm will complete payment for its 20 percent stake in the joint venture and David Gao, Beijing Med-Pharm’s Chief Executive Officer, will commence serving as Chairman of GP Corp.
“We are very excited to receive our joint venture business license and complete this critical step in closing the acquisition of the 50 percent stake in GP Corp.,” said Mr. Gao. “GP Corp. is an excellent organization whose operations complement ours well and whose strong position in Guangzhou, one of China’s most important markets for healthcare products, presents significant market penetration opportunities for us.”
The transaction involves a total capital investment of RMB 545 million ($74.4 million) in cash in exchange for a 50 percent ownership interest in GP Corp.
Gao continued, “We look forward to working closely with GP Corp.’s management to ensure successful cooperation and integration of our organizations. We believe our joint efforts can greatly change the dynamics of China’s pharmaceutical distribution methods, especially in southern China, as we consolidate a fragmented market and enhance efficiency through scale. We look forward to working with GP Corp. as well as Alliance Boots, a proven market leader in Europe, to capitalize on this opportunity.”
GP Corp. was founded in 1951 and is a subsidiary of Guangzhou Pharmaceutical Company Ltd. (“GPCL”), a company listed on the Hong Kong and Shanghai exchanges whose ultimate parent is the Municipality of Guangzhou. GPCL will retain ownership of the remaining 50 percent of GP Corp.
GP Corp. has grown rapidly in recent years, with annual revenues increasing from RMB 4.4 billion ($565 million) in 2003 to RMB 7.4 billion ($0.9 billion) in 2006. GP Corp. serves more than 12,000 hospitals, pharmacies, and other wholesalers from eight distribution facilities located throughout Guangdong Province and southeast China.
About Beijing Med-Pharm Corporation
Beijing Med-Pharm Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. Beijing Med-Pharm’s proprietary portfolio primarily focuses on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania. Visit www.beijingmedpharm.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the terms and timing of the acquisition, the funding of the capital investment by Alliance BMP Limited to GP Corp., and the expected benefit and accretion to Beijing Med-Pharm. Forward-looking statements provide Beijing Med-Pharm’s current expectations or forecasts of future events. Actual results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Beijing Med-Pharm undertakes no obligation to update publicly any forward-looking statement.
Contact:
Beijing Med-Pharm Corporation
Fred M. Powell
Chief Financial Officer
610-940-1675
or
Integrated Corporate Relations, Inc.
In the U.S.
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)
or
In Asia:
Xuyang Zhang
86 10 8523 3087 (Investor Relations)
Source: Beijing Med-Pharm Corporation